Exhibit 10.67
January 24, 2007
Frank Buettner
2170 Colladay Point Drive
Stoughton, Wisconsin 53589
Re:      Employment Terms
Dear Frank:
This letter amends and restates the terms of your offer letter from RedEnvelope, Inc. (the “Company”) dated February 10, 2006 (the “Original Offer Letter”) regarding your employment as the Company’s Chief Operating Officer.
You will report directly to the Company’s Chief Executive Officer and will work primarily in our San Francisco office. The position of Chief Operating Officer is exempt. Your primary duties in this position will include the management of the Company’s fulfillment center, customer service center and its information technology, sourcing, inventory management, liquidations and logistics operations. You will also be responsible for any other projects or assignments as directed by the Chief Executive Officer. At all times during employment with the Company, you will devote your full energies, abilities and productive business time to the performance of your job for the Company and will not engage in any activity that would in any way interfere or conflict with the full performance of any of your duties for the Company.
You will receive an annualized salary of $285,000 and have received a sign-on bonus of $50,000, less applicable payroll deductions and all required withholdings, in accordance with the Company’s regular payroll practices. In addition, we will reimburse you in the amount of $15,485 for temporary housing in San Francisco, and provide you a monthly stipend in the amount of $10,942 from July 2006 through December 2006 to cover the expenses of commuting between your current home and San Francisco.
You will also be eligible to receive an annual bonus to paid as soon as practicable following the Company’s announcement of its financial results for its 2007 fiscal year. You will be eligible for a bonus in an amount between 50% and 100% of your salary, but the actual amount of your bonus will be determined by performance criteria that apply to you and to the Company that will be determined by the Company’s Board of Directors in its sole discretion. Consequently, there can be no guarantee that you will receive a bonus in any particular amount or at all.
You will continue to be eligible to participate in the Company’s standard benefits package. You will also continue to be eligible for the Company’s standard Paid Time Off and holiday benefits. The Company may modify or cancel benefits from time to time, as it deems appropriate in its sole discretion, except that your Paid Time Off benefits may not be reduced to less than four weeks per year.
In accordance with the terms of the Original Offer Letter, on March 3, 2006 the Board of Directors of the Company (“Board”) granted you an option to purchase 125,000 shares of the Company’s common stock. The specific characteristics, terms and conditions of the option

Frank Buettner
January 24, 2007

mentioned above are set forth in the option plan and grant documentation. So long as you continue to be employed by the Company, options to purchase 31,250 shares shall vest after six months of your employment with the Company, and the remaining options shall vest in equal monthly installments over the forty-two month period thereafter. In the event the Company terminates your employment without Cause (as defined below) within twelve months following a Change of Control (as defined below), 100% of any remaining unvested options under this grant will immediately vest.
Your employment with the Company is for no specified duration and may be terminated either by you or the Company at any time and for any reason whatsoever, with or without Cause or advance notice. The Company also retains the right to make all other decisions concerning your employment (e.g., changes to your position, title, level, responsibilities, compensation, job duties, reporting structure, work location, work schedule, goals or any other managerial decisions) at any time, with or without cause or advance notice, as it deems appropriate in its sole discretion. This at-will employment relationship cannot be changed except in writing signed by you and the Company’s Chief Executive Officer.
If the Company terminates your employment without Cause or you resign with Good Reason (as defined below), in exchange for your signing a general release of any and all claims, the Company will (i) pay you severance in the total amount of 12 months of your base salary, less applicable payroll deductions and all required withholdings, in one lump sum payment on your date of termination and (ii) reimburse you for twelve months of premiums to continue your and your dependents’ health care insurance coverage under COBRA, if you elect to continue such coverage.
In the alternative, in the event that the Company undergoes a Change of Control and within the period commencing on the earlier of a) the date the Company executes definitive documentation contemplating a Change of Control (provided that the Change of Control is consummated) or b) 90 days prior to the closing of a Change of Control, and ending one year following the closing of the Change of Control, the Company terminates your employment without Cause or you resign for Good Reason, in exchange for your signing a general release of any and all claims, you will be entitled to severance in the total amount of 12 months of your base salary and a Pro-Rated Bonus, less applicable payroll deductions and all required withholdings. The salary portion of the severance, less applicable payroll deductions and all required withholdings, will be paid in one lump sum payment on the later of the termination date of your employment or the closing of the Change of Control. In the event the Company undergoes a Change of Control and within the period ending one year following the closing of the Change of Control, you resign for other than Good Reason, in exchange for your signing a general release of any and all claims, you will be entitled to severance in the total amount of six months of your base salary and 50% of your Pro-Rated Bonus, less applicable payroll deductions and all required withholdings. The salary portion of the severance, less applicable payroll deductions and all required withholdings, will be paid in one lump sum payment on the later of the termination date of your employment or the closing of the Change of Control. The Company will pay you the portion of the Pro-Rated Bonus, as applicable, under this paragraph at the same time that the Company makes payments, if any, to other participants in the bonus plan. In addition to the severance described in this paragraph, the Company will reimburse you for the number of months of premiums to continue your and your dependents’ health care insurance coverage under COBRA, if you elect to continue such coverage, equal to the number of months of your salary that you receive as severance hereunder.

Frank Buettner
January 24, 2007

As used in this letter agreement, “Cause” shall mean material nonperformance or misconduct in the performance of your duties and responsibilities as an employee, an indictment for or entry of a guilty pleading to a felony or another crime involving fraud or dishonesty, or theft or misappropriation of assets of the Company having more than nominal value.
For purposes of this letter agreement “Change of Control” means:
(1)	a sale of all or substantially all of the Company’s assets; or

(2)	any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction; or

(3)	the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company; or

(4)	the election to the Board, following the date of this letter agreement, of individuals who were neither elected nor nominated for election by a majority of the members of the Board (such directors being referred to herein as “Triggering Directors”) such that the number of Triggering Directors constitutes a majority of the Board; provided, however, that any director elected or nominated for election as a result of a written agreement with a stockholder or a group of stockholders having the power to vote 5% of more of the Company’s then outstanding shares to elect such new director shall be considered a Triggering Director.
For purposes of this letter agreement “Good Reason” means the occurrence of one or more of the following without your express written consent: (i) a material diminution in your title, duties, responsibilities or authority with the Company; (ii) a material reduction in your salary, bonus, benefits or other compensation other than a reduction generally applicable to all similarly-situated employees of the Company; (iii) the Company’s failure to pay you any compensation due to you under this letter agreement, which failure is not cured within 30 days’ after written notice by you to the Company of such failure; (iv) relocation of the Company’s headquarters more than 50 miles from San Francisco, California; or (v) a material breach by the Company of its obligations under this letter agreement, which breach is not cured within 30 days’ after written notice by you to the Company of such breach.
For purposes of this letter agreement, “Pro-Rated Bonus” means an amount equal to the “target” bonus for the fiscal year in which you are terminated that you would have earned had you been employed at the time bonuses are determined for other participants under the

Frank Buettner
January 24, 2007

Company’s bonus plan, prorated for the number of days in such year in which you were actually employed by the Company.
Your employment with the Company is contingent on your having signed the Company’s standard employee confidentiality and invention assignment agreement prior to your start date, providing satisfactory proof of your right to work in the United States as required by law, and on the Company’s verification of your qualifications, background, experience and references. You agree that you will comply at all times with all Company policies, rules and procedures as they may be established, stated and/or modified from time to time at the Company’s sole discretion.
You acknowledge that prior to your first day of work with the Company, you have previously returned any confidential, proprietary or trade secret information belonging to any prior employer and will not use such information in your employment with the Company. You will also strictly adhere to the terms of any lawful restrictive covenants entered into between you and any prior employers.
Except as specified below, to the fullest extent allowed by law, any and all disputes, claims or controversies of any kind arising out of or related in any way to hiring, employment or the termination of employment with the Company (including without limitation any statutory or common law claims against the Company or any of its agents or employees) shall be fully and finally resolved through binding arbitration, before a neutral arbitrator, pursuant to the California Arbitration Act, California Code of Civil Procedure section 1280, et seq. You and the Company therefore waive any right to a jury trial on any such claims or matters. Any arbitration between the parties will be conducted before the American Arbitration Association (“AAA”) in San Francisco, California, under the AAA’s then existing national rules for the resolution of employment disputes, as modified in any respect necessary to comply with the requirements of California law for enforcement of arbitration agreements regarding employment-related disputes. This arbitration provision shall not apply to any claims for injunctive or other similar equitable relief. Before commencing any arbitration proceedings, any dispute between you and the Company or any of its agents or employees shall first be submitted, in writing, to the Company’s Human Resource Officer (or if none, to the head of Finance & Accounting) for a good faith attempt at resolution.
You agree that you are responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment made to you hereunder (or any arrangement contemplated hereunder), that your receipt of any benefit hereunder is conditioned on your satisfaction of any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed to you hereunder will be reduced to satisfy any such withholding or similar obligations that may apply thereto.
If as of the relevant date(s), the Company in good faith determines that you are a “specified employee” and that the benefits hereunder constitute “deferred compensation” (in each case as such terms are defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or other later-issued IRS or Treasury guidance), no severance amount shall be payable to you pursuant hereto prior to the earlier of (i) your death following termination of employment, or (ii) the date that is six months following the date of your

Frank Buettner
January 24, 2007

“separation from service” with the Company (within the meaning of Code Section 409A); provided however that if final Section 409A regulations (or other later-issued IRS or Treasury guidance) provide an exemption for severance amounts to be paid hereunder from being subject to Section 409A or a means for complying with Section 409A that does not involve a delay of payment as provided above, then this sentence shall be automatically reformed to provide for payment in the manner otherwise specified in this letter agreement or in a manner that complies with such alternative method of compliance, as applicable. In addition, to the extent that (and notwithstanding the execution of the preceding sentences in this paragraph, if applicable) this letter agreement and the benefits it provides are or become subject to Section 409A(a)(1), you and the Company agree to cooperate to make such amendments to the terms of this letter agreement as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A of the Code; provided however, that you and the Company agree that any such amendment shall not (i) materially increase the cost to, or liability of, the Company with respect to any payments under this letter agreement, or (ii) materially decrease the value of benefits provided to you under this letter agreement.
This letter agreement sets forth the entire agreement between you and the Company on the terms of your employment with the Company and supersedes the Original Offer Letter and any prior representations, understandings, promises or agreements, whether oral or written, by anyone regarding your employment with the Company. The employment terms in this letter may only be modified in a writing signed by both you and the Company’s Chief Executive Officer.
If you wish to continue employment with the Company under the terms described above, please sign and date this letter and return it to me at your earliest convenience.
Frank, we are excited at the prospect of you continuing on our team and look forward to continuing to work with you.
Sincerely,
RedEnvelope, Inc.

By:	/s/ Kenneth Constable Kenneth Constable
Title:	President and Chief Executive Officer
ACCEPTED AND AGREED:
Frank Buettner

/s/ Frank Buettner Signature	3-13-2007 Date